EXHIBIT 7.3

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is entered into as of February 28, 2022 (the “Effective Date”), by and between iCoreConnect, Inc., a Nevada corporation (“Borrower”), and Element SaaS Finance (USA), LLC, a Delaware limited liability company (“Lender”).

Recitals

A. Lender desires to make available a loan (the “Loan”) to Borrower in the amount set forth in the Loan Schedule attached to the Note, to be used for the specific purposes set forth in this Agreement.

B. Lender has required as a condition precedent to the Loan, and Borrower has agreed to grant, the Security Interest described below.

C. The parties hereto desire to enter into this Agreement in order to memorialize, and provide the terms and conditions with respect to, the Loan.

AGREEMENTS

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

ARTICLE I.

 DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. The following definitions are in addition to those stated elsewhere in this Agreement:

(a) “Borrower Parties” means Borrower.

(b) “Change in Control Transaction” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of Borrower having the right to vote for the election of members of the board of directors; (ii) any reorganization, merger or consolidation of Borrower, other than a transaction or series of related transactions in which the holders of the voting securities of Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Borrower or such other surviving or resulting entity. An Initial Public Offering, as such, does not constitute a Change in Control Transaction unless it otherwise satisfies the preceding definition.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “EBITDA” shall mean, for any period, earnings from continuing operations before payment of interest expense, federal, state and local income taxes, and deductions for depreciation and amortization, in each case for such period, computed and calculated in accordance with GAAP.

Loan and Security Agreement (iCoreConnect) (02282022)

(e) “Event of Default” has the meaning specified in Section 8.01.

(f) “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

(g) “Gross Revenue” means the total amount of sales recognized for a reporting period (monthly), prior to any deductions (e.g., commissions, customer credits or allowances) attributable solely from recurring monthly revenue sources including income statement line items described as SaaS, DaaS, and excluding any one-time fees, service revenues, customization fees, and other non-recurring items.

(h) “Initial Public Offering” shall mean the closing of Borrower’s first firm commitment underwritten initial public offering of Borrower’s common stock pursuant to a registration statement filed under the Securities Act.

(i) “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable law of any jurisdiction with respect to any property.

(j) “Loan Amount” means the aggregate outstanding amount of Loans advanced in accordance with the terms hereof.

(k) “Loan Documents” means, collectively, this Agreement, the Note, the Deposit Account Control Agreement, the Payoff Letter, the Subordination Agreements, and each other agreement, document, and instrument entered into or delivered by Lender, Borrower, or their affiliates in connection with this Agreement or such agreements.

(l) “Loan Fee” means a non-refundable loan fee for the Loan payable by Borrower to Lender in immediately available funds in an amount equal to (i) a loan origination fee in the amount of 20,000 (1.0% of the initial loan amount, Borrower will pay an additional Loan Fee equal to 1% of each Subsequent Advance), plus (ii) a documentation fee in the amount of 10,000.00.

(m) “Loan Party” means Borrower, and any other Person (other than Lender) which at any applicable time becomes a party to any of the Loan Documents.

(n) “Loan Schedule” means the Loan Schedule attached to the Note.

(o) “Material Adverse Effect” means (i) the occurrence of an event or condition that would reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, operations or financial condition of the Loan Parties, taken as a whole; or (ii) a material impairment of the (A) rights and remedies (taken as a whole) of Lender under the Loan Documents, or (B) ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents to which they are a party, taken as a whole, but excluding any change, occurrence or development (i) resulting from general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (ii) resulting from the consummation of the transactions contemplated by this Agreement, or (iii) resulting from changes in GAAP or applicable laws after the date hereof.

2

(p) “MRR” means the aggregate amount of Borrower’s Gross Revenues for a specified calendar month.

(q) “Note” means the Secured Promissory Note in the form attached hereto as Exhibit A issued by Borrower in favor of Lender.

(r) “Permitted Liens” shall have the meaning set forth in Section 7.04.

(s) “Person” means an individual, a corporation, a limited liability company, a limited partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof, or any other entity.

(t) “Register” shall have the meaning set forth in Section 2.10

(u) “Securities Act” shall mean the Securities Act of 1933, as amended.

(v) “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(w) “Subordinated Debt” shall mean indebtedness incurred by Borrower that is subordinated to all of Borrower’s indebtedness to Lender pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender, entered into between Lender and such other creditor), on terms reasonably acceptable to Lender.

(x) “Subordinated Lender” shall mean each of the Lenders listed on Exhibit F-1.

(y) “Subsequent Advance” shall have the meaning set forth in the Note, if applicable.

(z) “Subsequent Advance Conditions” shall have the meaning set forth in Section 5.02.

(aa) “Subsidiary” means any entity 50% or more of whose voting securities are at any applicable time owned, directly or indirectly, by Borrower and/or one or more Subsidiaries of Borrower.

(bb) “UCC” means the Uniform Commercial Code in effect in the state of Delaware.

3

Section 1.02 Interpretation.

(a) Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

(b) Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, United States generally accepted accounting principles applied on a consistent basis.

(c) All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are incorporated herein by this reference.

(d) Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be supplemented, modified, amended, restated or extended. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears.

(e) The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.” The requirement that any party “deliver” any item to another party shall be construed to require that the first party “deliver or cause to be delivered” such item to the second party. The term “any,” as a modifier to any noun, shall be construed to mean “any and/or all” preceding the same noun in the plural. The terms “modify” and “modification,” when used with reference to any document or obligation, include amendments, supplements, renewals, extensions, waivers, terminations and other modifications of every kind. The terms “law” and “laws,” unless otherwise modified, mean, collectively, all federal, state and local laws, rules, regulations, codes and administrative and judicial precedents. The terms “herein,” “hereunder” and other similar compounds of the word “here” refer to the entire document in which the term appears and not to any particular provision or section of the document.

(f) Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

(g) This Section 1.02 shall apply to all of the Loan Documents.

(h) Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

4

ARTICLE II.
 THE LOAN

Section 2.01 Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make the Loan to Borrower on the dates and in the amounts set forth in the Loan Schedule, including (a) the Initial Advance to Borrower on the Effective Date, and (b) one or more Subsequent Advances to Borrower subject only to the satisfaction (or waiver by Lender) of the Subsequent Advance Conditions. Borrower’s obligation to repay the Loan shall be evidenced by the Note, all terms of which are incorporated herein by reference.

Section 2.02 Purpose of Loan. Borrower acknowledges and agrees that the purpose of the Loan is to fund the growth of Borrower’s business, including to continue and expand sales and marketing activities, provided, that Borrower shall use up to $497,309.38 of the Initial Advance (as defined in the Note) to pay off the entire outstanding amounts owing (other than contingent indemnity obligations) pursuant to the Loan between Borrower Robert McDermott in accordance with the Payoff Letter (defined below). Borrower acknowledges and agrees that Lender would not make the Loan absent Borrower’s estimated projections that it can achieve growth through the deployment of additional capital, it being understood and agreed by the Lender that (i) any financial or business projections are subject to uncertainties and contingencies which may be beyond the control of the Borrower, (ii) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results.

5

Section 2.03 Payment Amounts. The Loan shall be repaid in accordance with the provisions of the payment schedule described in the Loan Schedule.

Section 2.04 Interest. Interest shall accumulate on the Loan Amount from and after the Effective Date at the rate provided in the Loan Schedule.

Section 2.05 Loan Fee. Borrower shall pay Lender the Loan Fee. The Loan Fee shall be due and payable in full on the Effective Date, is non-refundable in whole or in part and shall be deemed fully earned by Lender.

Section 2.06 Loan Administration. From and after the Effective Date, Lender may, with the consent of Borrower, establish certain reasonable administrative procedures to be satisfied from time to time by Borrower in connection with the administration of the Loan. Such procedures may include the periodic submission of information reasonably requested by the Lender not otherwise described herein.

Section 2.07 Permitted Prepayment. Borrower shall have the right to prepay all or any portion of the principal balance of the Loan then outstanding under the Note, together with all accrued and unpaid interest thereon to the date of prepayment and all other unpaid indebtedness; provided, however, that Borrower provides at least 3 months’ notice (or such shorter notice as may be reasonably agreed by the Lender), and provided, further, that if the prepayment is made prior to the 3rd anniversary of the Effective Date with regard to the Initial Advance, or, with regard to any Subsequent Advance, any payment made prior to the 3rd anniversary of the Subsequent Advance shall include a prepayment fee determined in accordance with Section 2.07(a) (the “Prepayment Fee”).

(a) Prepayment Fee. The Prepayment Fee shall be (i) equal to 6 months’ interest that would have accrued with regard to the prepaid principal, if prepaid prior to the 2nd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable, and (ii) equal to 3 months’ interest that would have accrued with regard to the prepaid principal, if prepaid on or after the 2nd anniversary and prior to the 3rd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable.

(b) Prohibited Prepayment. Any tender of payment by Borrower or any other Person of all or any portion of the Loan, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any portion of the Loan is made after the occurrence of an Event of Default causing acceleration under this Agreement or the Loan Documents, then, in such event, Borrower shall pay the Prepayment Fee which would otherwise be applicable hereunder.

(c) Waiver of Right to Prepay the Note Without Prepayment Fee.

(i) Borrower acknowledges that Lender has relied upon the anticipated investment return under this Agreement in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Borrower and Lender of a fair average compensation for the loss that may be sustained by Lender as a result of a prohibited prepayment of this Agreement and it shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents.

6

(ii) BORROWER EXPRESSLY: (I) WAIVES ANY RIGHTS IT MAY HAVE TO PREPAY THE NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THE NOTE; AND (II) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THE NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE NOTE BY LENDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN THIS Section 2.07(c)(ii). BY EXECUTING THE NOTE, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THE NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

Section 2.08 Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender hereby is authorized by Borrower, from time to time in such Lender’s reasonable discretion, after the occurrence and during the continuance of an Event of Default, to make advances to, or for the benefit of, Borrower on behalf of such Lender that such Lender, in its reasonable discretion deems necessary (a) to preserve or protect the Collateral, or any portion thereof, or (b) to enhance the likelihood of repayment of the Obligations (any of the advances described in this Section 2.08 shall be referred to as “Protective Advances”). Each Protective Advance shall be deemed to be an additional Loan hereunder. The Protective Advances shall be repayable on demand and secured by the Collateral and shall constitute Obligations hereunder. The provisions of this Section 2.08 are for the exclusive benefit of Lender and are not intended to benefit Borrower in any way.

Section 2.09 Seniority of Loan. The Loan shall be senior to all other debt, equity or other commitments of Borrower, subject to any Permitted Liens permitted to have priority in accordance with the terms of this Agreement and applicable law.

Section 2.10 Taxes.

(a) Lender shall provide Borrower with such forms, documents, and certifications as are reasonably necessary or advisable so as to permit Borrower to make payments under the Loan Documents without deduction or withholding. Without limiting the generality of the foregoing, Lender shall provide Borrower, upon the issuance of the Note and at such other times as Borrower may reasonably request, a validly executed and completed IRS Form W-9 or appropriate IRS Form W-8, as applicable. In the event that Lender intends to claim exemption from withholding under Sections 871(h) or 881(c) of the Code, Lender shall provide Borrower with documentation in form and substance reasonably satisfactory to Borrower certifying as to Lender’s entitlement to such exemption.

(b) Borrower shall be entitled to deduct and withhold any amounts otherwise payable under the Loan Documents such amounts as it is required to deduct and withhold pursuant to any provision of applicable law; provided, that if Borrower becomes aware that any payments hereunder may be subject to withholding when paid, Borrower shall provide Lender with commercially reasonably notice of such withholding obligation, so as to permit Lender to provide Borrower with any forms or other certifications as are necessary to reduce or eliminate such withholding. To the extent that any amounts are so deducted and withheld, such amounts shall be treated as having been paid to Lender for all purposes of this Agreement.

7

(c) Lender (acting as a non-fiduciary agent of Borrower) shall maintain a register for the recordation of the name and address of Lender, and the principal amount (and stated interest thereon) of the Note owing to Lender pursuant to the terms hereof from time to time (the “Register”). Lender’s rights and obligations under the Note may be assigned only by registration of such assignment in the Register and otherwise in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender may treat each person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of the Note, notwithstanding notice to the contrary. The Register shall be available for inspection with respect to the Note at any reasonable time and from time to time upon reasonable prior notice. The parties hereto acknowledge and agree that this Section 2.09 shall be interpreted such that the Loan Amount (and the Note evidencing the Loan Amount) is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

ARTICLE III.

 THE SECURITY INTEREST

Section 3.01 Grant of Security Interest.

(a) As security for the prompt and complete payment and performance when due of all of its obligations under this Agreement and any of the other Loan Documents (collectively, the “Obligations”), Borrower hereby grants to Lender a continuing security interest (the “Security Interest”) of first priority in all of the right, title and interest of Borrower in, whether now existing or hereafter from time to time acquired, all of the assets of Borrower currently owned or acquired hereafter (the “Collateral”); provided that the Collateral shall not include any Excluded Property (as defined herein or in any Loan Document). Collateral includes, but is not limited to the following:

(i) All of Borrower’s accounts, accounts receivables, contract rights, and general intangibles, including, without limitation, any and all franchise rights, leasehold interests, rights as lienholder, all present and future income, revenues, profits, rents, and causes of action, promissory notes, instruments, proceeds, and any other right to payment, including without limitation, payment of insurance proceeds, refunds, rebates, and credits, payments due under warranties or guarantees, and payment due for condemnation of property, goodwill, trademarks, trade names, trade secrets, patents, patent rights, licensing rights and income, royalties, copyrights, customer lists, business, accounting and customer records, including electronically stored data and metadata;

(ii) All goods, including, without limitation, equipment, machinery, tools, materials, parts and supplies, furniture, furnishings, computers and related accessories and equipment, appliances, and vehicles of all kinds;

(iii) All inventory, including without limitation, all merchandise and goods held for sale or lease, promotional catalogs and marketing materials, and all parts and supplies of all kinds;

(iv) All documents, deposit accounts, negotiable and nonnegotiable instruments, chattel paper, stocks, bonds, securities and investment property of any kind, documents of title, moneys held or to be collected, and letters of credit;

(v) All owned and leased real property; and

8

(vi) All proceeds from any of the assets and property described above, including without limitation, insurance proceeds, awards in any eminent domain proceeding or settlement, proceeds of any noncommercial tort cause of action or settlement, and all replacements, substitutions, returns, additions, or renewals of same.

(b) The security interest of Lender under this Agreement extends to all Collateral of the kind described in preceding clause (a) which Borrower may acquire at any time during the continuation of this Agreement.

Section 3.02 Power of Attorney. Borrower hereby constitutes and appoints Lender its true and lawful attorney, irrevocably, with full power upon the occurrence of an Event of Default and the continuance thereof to act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to Borrower under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which Lender may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest. Notwithstanding the above, so long as Borrower is listed on a public exchange and current on its required 1934 Act obligations Lender shall not take any actions under this power of attorney.

Section 3.03 Special Provisions Regarding Intellectual Property. If Borrower owns any registered trademarks or patents, the special provisions related to trademarks and patents set forth in Exhibit B apply and are hereby incorporated by reference. The security interest granted herein shall not extend to and the term “Collateral” shall not include the following “Excluded Property”: (a) intellectual property in relation to which any applicable law or regulation, or any agreement with a domain name registrar or any other Person entered into by the Borrower in the ordinary course of business and existing on the Effective Date, prohibits the creation of a security interest therein or would otherwise invalidate such Borrower’s right, title or interest therein or (b) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability, or resulting in the voiding, of such intent-to-use trademark application or any registration issuing therefrom under applicable federal law.

Section 3.04 Protection of Security Interest. Borrower will do nothing to materially impair the rights of Lender in the Collateral. Borrower shall not sell, convey or otherwise transfer all or any part of the Collateral or any rights therein, other than the sale of Collateral or rights to use the Borrower’s products and services (for example, but without limitation, membership agreements, subscription agreements, SaaS agreements or end-user licenses to customers), in each case in the ordinary course of Borrower’s business. Borrower will at all times keep the Collateral insured as required by Section 6.07; all policies or certificates with respect to such insurance shall be endorsed for the benefit of Lender (including, without limitation, by naming Lender as loss payee and/or additional insured). If Borrower fails to insure the Collateral, or if Borrower fails to so endorse all policies or certificates with respect thereto, in each case within 30 days of the Effective Date, Lender shall have the right (but shall be under no obligation) to procure such insurance and Borrower agrees to reimburse Lender for all costs and expenses of procuring such insurance, and Lender may apply any proceeds of such insurance when received by it toward the payment of any of the Obligations to the extent the same shall then be due. Borrower assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of Borrower to pay its Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to Borrower.

9

Section 3.05 Further Actions. Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to Lender from time to time such lists, descriptions and designations of its Collateral, mortgages, deeds of trust, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which Lender deems reasonably necessary to perfect, preserve or protect its security interest in the Collateral.

Section 3.06 Financing Statements. Borrower agrees to execute and deliver to Lender such financing statements, including recordations in the applicable Patent and Mark registries, in form acceptable to Lender, as Lender may from time to time reasonably request or as are necessary in the opinion of Lender to establish and maintain a valid, enforceable and perfected security interest in the Collateral as provided herein and the other rights and security contemplated herein, all in accordance with the UCC or any other applicable law. Borrower will pay any applicable filing fees and related expenses. Borrower hereby authorizes Lender to file any such financing statements or recordations without the signature of Borrower.

Section 3.07 Chief Executive Office; Records. Borrower shall not establish a new location for its chief executive offices unless and until (a) it shall have given to Lender not more than thirty (30) business days’ notice thereafter, clearly describing such new location and providing such other information in connection therewith as Lender may reasonably request, and (b) with respect to such new location, it shall have taken all action, reasonably satisfactory to Lender, to maintain the security interest of Lender in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 3.08 Location of Collateral. Borrower agrees that all tangible Collateral having an aggregate value in excess of $250,000 now held or subsequently acquired by it shall be kept at (or shall be in transport to) its chief executive office, any third-party, data centers, or any other third-party location as to which Borrower has notified Lender from time to time. Borrower may establish one or more new locations for such tangible Collateral only if (a) it shall have given to Lender written notice within thirty (30) business days of selecting such new location(s), clearly describing such new location and providing such other information in connection therewith as Lender may reasonably request, and (b) with respect to such new location, it shall have taken all action reasonably satisfactory to Lender to maintain the security interest of Lender in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 3.09 Recourse. This Agreement is made with full recourse to Borrower and pursuant to and upon all the warranties, representations, covenants and agreements on the part of Borrower contained herein, and otherwise in the Loan Documents.

ARTICLE IV.
 REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, satisfaction and discharge of all obligations of Borrower to Lender under this Agreement, the Note, and the other Loan Documents.

Section 4.01 Legal Status. Borrower is a corporation, duly existing and in good standing under the laws of the State of Nevada, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. The primary mailing address of Borrower is set forth on the signature page hereto.

Section 4.02 Authorization and Validity. This Agreement and the other Loan Documents to which each Borrower Party is a party have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of such Borrower Party, enforceable against such Borrower Party in accordance with their respective terms.

10

Section 4.03 Necessary Filings. All filings, registrations and recordings (including the recordation of the security interest granted hereunder in Patents and Marks (both as defined in Exhibit B hereto) in the applicable U.S. patent or trademark registries) necessary or appropriate to create, preserve, protect and perfect the security interest granted by Borrower Parties to Lender hereby in respect of the Collateral in U.S. jurisdictions have been accomplished (or will be accomplished upon the appropriate filings reasonably requested by Lender, which Borrower hereby authorizes Lender to make) and the security interest granted to Lender pursuant to this Agreement in and to the Collateral constitutes a valid and enforceable perfected (provided the foregoing perfection actions have been taken) security interest therein superior and prior to the rights of all other persons therein (other than to Permitted Liens permitted to have priority in accordance with the terms hereof) and subject to no other Liens other than Permitted Liens and is entitled to all the rights, priorities and benefits afforded by the UCC.

Section 4.04 No Violation. The execution, delivery and performance by each of the Borrower Parties of each of the Loan Documents to which it is a party does not violate any provision of any material law or regulation, or contravene any material provision of such Borrower Party’s certificate of incorporation, bylaws, charter, or other governing documents or result in any breach of or default under any material contract, obligation, indenture or other instrument to which such Borrower Party is a party or by which such Borrower Party may be bound.

Section 4.05 Litigation. There are no pending, or to the best of each Borrower Party’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect other than those disclosed by such Borrower Party to Lender in writing prior to the Effective Date or from time to time in accordance with Section 6.08.

Section 4.06 No Subordination. There is no material agreement, indenture, contract or instrument to which Borrower is a party or by which any Borrower Party may be bound that requires the subordination in right of payment of any of such Borrower Party’s obligations subject to any Loan Document or to any other obligation of such Borrower Party other than those disclosed by such Borrower Party to Lender in writing prior to the Effective Date.

Section 4.07 Permits and Franchises; Intellectual Property. Each Borrower Party possesses, and will hereafter possess, all permits, franchises and licenses required and rights to all trademarks, trade names, patents, fictitious names, if any, and other intellectual property necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, and without conflict with the rights of others except for such permits, franchises, licenses and rights to intellectual property the failure of which to possess or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.08 Other Obligations.

(a) No Borrower Party has any obligations for borrowed money or any purchase money obligations except for the Permitted Indebtedness

(b) No Borrower Party is in default on any obligation for borrowed money or any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except to the extent such default, individually or in the aggregate; would not be expected to have a Material Adverse Effect.

11

Section 4.09 Financial Status. Borrower has delivered to Lender each Borrower Party’s (a) balance sheet as of December 31, 2021, and statement of income and expense for the 12-month period ended December 31, 2021, and (b) balance sheet as of January 31, 2022, and statement of income and expense for the 9-month period ended (collectively, the “Financial Statements”). The Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the each Borrower Party (which, in turn, are accurate and complete in all material respects), and have been prepared in accordance with such Borrower Party’s accounting practices consistently applied. The Financial Statements fairly present the financial condition and operating results of each Borrower Party as of the date, and for the period, indicated therein. Since the date of the Financial Statements, there has not occurred a material adverse event with regard to the business of any Borrower Party.

Section 4.10 Banking. All of Borrower Party’s bank accounts are listed on Schedule 4.10 attached hereto (the “Permitted Bank Accounts”). No Borrower Party is in default on any obligation with regard to the Permitted Bank Accounts. The Permitted Bank Accounts represent all of each Borrower Party’s banking relationships and accounts as of the Effective Date.

Section 4.11 Borrower Parties. Borrower has the knowledge necessary to make these representations and warranties regarding each Borrower Party. Borrower has the authority to commit to providing any report, information or document related to any other Borrower Party required by this Agreement.

Section 4.12 Use of Proceeds. All proceeds of the Loan shall be used by Borrower solely in the manner set forth in Section 2.02. Without limiting the scope of the immediately preceding sentence, Borrower understands and agrees NOT to use the proceeds of the Loan for personal, family, or household purposes. Borrower further understands that there are certain important duties imposed upon entities making loans to consumers for personal, family, or household purposes, and certain important rights conferred upon consumers, pursuant to federal or state law and that all of those laws, rules, and regulations concerning consumer loans do NOT apply to the Loan or this Agreement. Borrower hereby confirms that it has consulted with its own attorney or has had a fair opportunity to consult with an attorney, concerning this matter and that Borrower’s counsel has explained to Borrower or Borrower understands that these rules, regulations, and laws concerning consumer loans do not apply to the Loan or this Agreement. Borrower also understands that Lender will be unable to confirm whether Borrower’s actual use of the proceeds of the Loans conforms to the requirements of this Section 4.12. Borrower agrees that a breach by Borrower of the provisions of this Section 4.12 shall not affect any Lender’s right to: (a) enforce Borrower’s promise to pay all amounts owed under this Agreement, regardless of Borrower’s actual use of the proceeds of the Loan; or (b) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer or personal purposes.

Section 4.13 Full Disclosure. Each Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All written information furnished by the Loan Parties, and all written information hereafter furnished by Loan Parties, taken as a whole, is true and accurate in all material respects, and does not and will not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. In the case of projections, the projections will be prepared in good faith and based on assumptions and methods that each Loan Party believes to be reasonable at the time made.

12

Section 4.14 Solvency. Borrower, taken as a whole, is Solvent. No transfer of property is being made by any Loan Party or any Subsidiary and no obligation is being incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.

ARTICLE V.
CONDITIONS PRECEDENT

Section 5.01 Conditions to Funding. The obligation of Lender to make the Loan contemplated by this Agreement is subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a) Representations and Warranties of Borrower. The representations and warranties of the Borrower contained in this Agreement, the Loan Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Covenants. The Borrower shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Loan Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No Action. No Action shall have been commenced against Borrower or Lender which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed:

(i) this Agreement;

(ii) the Note;

(iii) a Blocked Account Control Agreement, in the form attached hereto as Exhibit D (the “Deposit Account Control Agreement”), pursuant to which Borrower grants to Lender certain rights to its primary operating account, the bank deposit account with PNC Bank. (the “Primary Operating Account”); provided however that Lender has agreed to temporarily waive this closing condition pursuant to the side letter agreement between Lender and Borrower attached hereto as Exhibit D-1 (the “Side Letter”);

13

(iv) payoff letter, in the form attached hereto as Exhibit E (the “Payoff Letter”), pursuant to which Borrower’s third-party lender, Clearbanc, has agreed to be paid off;

(v) a Subordination Agreement, in the form attached hereto as Exhibit F (the “Subordination Agreement”), pursuant to which each of the Subordinated Lenders agrees to subordinates all of their debt obligations from Borrower to Borrower’s debt obligations to Lender;

(vi) with respect to Borrower, an Officer’s Certificate in the form attached as Exhibit G (the “Officer’s Certificate”) or in such form as Lender may reasonably require to establish the due organization, valid existence and good standing of such party, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, and the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including certified copies of charters and amendments thereto, bylaws and amendments thereto, and operating agreements and amendments thereto, certificates of good standing and/or qualifications to engage in business, certified entity resolutions, incumbency certificates, certificates of responsible officials, and the like;

(vii) with respect to each Loan Party, such documentation as Lender may require to establish the due organization, valid existence and good standing of such party, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, and the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including certified copies of charters and amendments thereto, bylaws and amendments thereto, and operating agreements and amendments thereto, certificates of good standing and/or qualifications to engage in business, certified entity resolutions, incumbency certificates, certificates of responsible officials, and the like; and

(viii) such other certificates, documents, instruments, consents and opinions as Lender may require.

(f) Loan Fee. Borrower shall have paid the Loan Fee to Lender.

(g) Financial Condition. There shall have been no Material Adverse Effect, as determined by Lender.

(h) No Event of Default. No Event of Default, and no event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred hereunder.

Section 5.02 Conditions to Subsequent Advances. The obligation of Lender to make each Subsequent Advance is subject to the fulfillment to Lender’s satisfaction (or waiver by Lender) of all of the following conditions (collectively the “Subsequent Advance Conditions”):

(a) the representations and warranties of or on behalf of the Loan Parties contained in Article IV hereof or in any other Loan Documents shall be true and correct in all material respects (or in all respects if already by materiality or Material Adverse Effect) on and as of the date of the Subsequent Advance (in each case both before and immediately after giving effect thereto) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if already qualify by materiality or Material Adverse Effect) as of such earlier date, provided that such earlier date (for example an updated Financial Statements representation and warranty) shall be as close to the date of the Subsequent Advance as reasonably possible;

14

(b) there is no outstanding Event of Default at the time of the Subsequent Advance;

(c) since the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect;

(d) the outstanding principal amount of the Loan, after giving effect to the funding of such Subsequent Advance, does not exceed six times (6X) the average MRR for the prior three-month period measured as of the most recently delivered financial statements;

(f) the Subsequent Advance occurs on or prior to the first anniversary of the Effective Date; and

(g) The Lender is satisfied with the performance of Borrower and that the financial condition of Borrower supports the Subsequent Advance.

With respect to each Subsequent Advance, Borrower shall provide a certificate of a duly-appointed officer of Borrower certifying that the Subsequent Advance Conditions have been met insubstantially the same form as attached here to as Exhibit H (the “Subsequent Advance Certificate”).

Section 5.03 Termination. If the conditions set forth in Section 5.01 are not met on or prior to the 15th day after the date of this Agreement, Lender may terminate this Agreement upon 3 days’ written notice. The provisions of Article X, below, shall survive any such termination.

ARTICLE VI.
 AFFIRMATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to make the Loan to Borrower pursuant hereto, or any liabilities (whether liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations (other than contingent indemnity obligations) of Borrower subject hereto, Borrower shall, and as applicable shall ensure that each other Borrower Party shall, unless Lender otherwise consents in writing:

Section 6.01 Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and places and in the manner specified therein.

Section 6.02 Maximum Outstanding Loan Amount/Monthly Recurring Revenue Ratio. Ensure that notwithstanding anything in this Agreement to the contrary, the outstanding Loan Amount shall not exceed (a) six times (6X) (b) Borrower’s average MRR for the prior trailing three-month period at any time (the “Maximum Outstanding Loan Amount”). In the event that the outstanding Loan Amount exceeds the Maximum Outstanding Loan Amount, Borrower shall make a special prepayment of the Loan Amount with the next Loan payment so that the Maximum Outstanding Loan Amount is no longer exceeded. Provided Borrower makes such payment, Borrower shall not be in default of this Section 6.02. Any prepayment required under this Section 6.02 shall not be subject to a prepayment fee, premium or penalty, notwithstanding anything herein to the contrary.

15

Section 6.03 Minimum Cash Balance. Borrower shall maintain deposit accounts that are subject to a deposit account control agreement (“DACA”) in favor of Lender with terms reasonably acceptable to Lender and cause the balance of such accounts in the aggregate, measured on the last calendar day of each month, to not be less than $150,000.00 (collectively, the “Control Account”). Upon an Event of Default, Lender shall be entitled, among other things, to exercise its rights under the DACA and direct Borrower’s bank to turnover any and all funds in the Control Account. In the event that the minimum balance in the Control Account is lower than the required amount on the applicable measurement date, then no later than 5 days following the occurrence of the breach Borrower shall present a plan acceptable to Lender in its sole discretion to bring Borrower in compliance with this covenant.

Section 6.04 Accounting Records. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

Section 6.05 Financial Reporting. Provide Lender with the following:

(a) Annual Report. As soon as available, but in no event later than 90 days (provided that, solely with respect to any audited financials, such figure shall be 120 days) after and as of the end of each fiscal year, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income and cash flows of Borrower and its Subsidiaries for such fiscal year, all in reasonable detail, and presented in a manner comparing such financial statements to corresponding figures from the preceding annual financial statements, and certified by an authorized financial officer of each Borrower Party as fairly presenting the financial condition, results of operations and cash flows of such parties in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods;

(b) Quarterly Reports. As soon as available (and in any event no later than forty-five (45) days after and as of the end of each fiscal quarter), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter and the consolidated statements of income, and cash flows of each Borrower Party and its Subsidiaries for the period from the beginning of the fiscal year to the end of such fiscal quarter, and (ii) the consolidating balance sheets and statements of income and cash flows of each Borrower Party and its Subsidiaries as at the end of such fiscal quarter, all in reasonable detail, and presented in a manner comparing such figures for the corresponding period in the preceding fiscal year, and certified by an authorized financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of each Borrower Party and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end-accruals and audit adjustments;

(c) Monthly Reports. As soon as available, but in no event later than 20 days after and as of the end of each calendar month, a monthly internally-prepared income statement and consolidated balance sheet of Borrower and its Subsidiaries. Such monthly reports shall be in a form reasonably acceptable to Lender and shall include comprehensive monthly performance metrics (including gross and net revenue, sales and churn statistics SaaS metrics on retention, churn, CAC, LTV, etc.), and bank statements;

(d) Certificate. Contemporaneously with each annual and quarterly financial statement of each Borrower Party required hereby, a certificate of the president or chief financial officer of each Borrower Party that said financial statements fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and the period covered thereby and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

16

(e) Stockholder Reports; Board Minutes. Promptly after the same are available, copies of each annual report or financial statement or other report or, Board Minutes communication sent to the stockholders of Borrower, and minutes or actions by written consent of the board of directors, in each case other than attorney-client privileged material; and[1]

(f) Other Information. From time to time such other financial information as Lender may reasonably request.

Section 6.06 Compliance with Laws. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; conduct its business in an orderly and regular manner; and comply in all material respects with the provisions of all material documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all material laws, rules, regulations and orders of any governmental authority applicable to it and/or its business.

Section 6.07 Insurance. Maintain and keep in force, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound reputable insurance companies that are not affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily (in the determination of the Borrower) insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily (in the determination of the Borrower) carried under similar circumstances by such other Persons and shall deliver to Lender, from time to time at Lender’s request (which, if no Event of Default shall have occurred and be continuing, shall be limited to once per calendar year), a report showing the insurance policies and coverages then in effect.

Section 6.08 Facilities. Keep all properties materially useful or necessary to keep its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except in each case to the extent that the failure to do so would not reasonably be expected tohave a Material Adverse Effect

Section 6.09 Taxes and Other Obligations; Tax Returns. Pay and discharge when due any and all material assessments and material taxes, both real or personal, except such (a) as a Borrower Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which a Borrower Party has made provision for eventual payment thereof in the event such Borrower Party is obligated to make such payment. Borrower agrees to deliver an executed IRS Form 8821 to be submitted to the Internal Revenue Service (“IRS”) which shall grant Lender access to receive Borrower’s tax information and otherwise be in form and substance reasonably satisfactory to Lender, and Borrower agrees to deliver additional executed IRS Forms 8821 as necessary if the form is cancelled, rejected, expired, or if it is no longer effective to grant Lender access to receive Borrower’s tax information. Each Lender agrees to exercise substantially the same degree of care in maintaining the confidentiality of Borrower’s tax information accessed pursuant to this Section 6.10 as it would accord to Lender’s own confidential information.

____________________________

1 NTD:  We understand Borrower is sensitive to disclosing confidential information. Lender, as such, is entitled to any material nonpublic information it requests. We understand Borrower's need for confidentiality and will abide by NDAs and trading restrictions.

17

Section 6.10 Litigation. Promptly give notice in writing to Lender of any litigation pending or threatened in writing against any Borrower Party which (a) have claimed damages in an aggregate amount in excess of $50,000 (which is not covered by insurance) or (b) as would reasonably be expected to have a Material Adverse Effect.

Section 6.11 Notices to Lender. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, Borrower Party or any other Loan Party; (c) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any material uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower Party’s property; (d) the acquisition by any Borrower Party of any other Loan Party or Subsidiary or other affiliate; or (e) the occurrence of any material default described in Section 8.01(e) and (f).

Section 6.12 Bank Accounts; Deposit Account Control Agreement. The Primary Account is the depository for substantially all of the revenue of the Borrower Parties, including but not limited to all revenue flowing through Stripe or similar processors. No Borrower Party shall deposit any payments into any bank account other than the Primary Account or any other account that is subject to a deposit account control agreement or similar agreement in favor of Lender securing Lender’s security interest in such account. No Borrower Party shall maintain any bank accounts that are not Permitted Bank Accounts provided that any Borrower Party shall be permitted to open a new bank account (to the extent permitted herein) if such Borrower Party shall concurrently therewith enter into a deposit account control agreement with Lender and such bank with respect to such new bank account.

Section 6.13 Disclosure of Employee Benefits. Borrower shall:

(a) Promptly, and no later than ten (10) Business Days after Borrower or any of its Subsidiaries know that an event has occurred relating to the requirements under the Employee Retirement Income Security Act of 1974, as the same now exists or may from time to time hereafter be amended, modified or supplemented (“ERISA”) with respect to any Plan that reasonably would be expected to result in a Material Adverse Effect, a written statement of the chief financial officer of Borrower or such Subsidiary shall be delivered to Lender describing such ERISA event and any action that is being taking with respect thereto by Borrower or any of its Subsidiaries or Affiliates, and any action taken or threatened by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation (“PBGC”). Borrower and its Subsidiaries shall: (i) promptly, and no later than five (5) Business Days after the filing thereof with the IRS, deliver to Lender a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower or any of its Subsidiaries or Affiliates with respect thereto; and (ii) promptly, and no later than five (5) Business Days after receipt by Borrower or any of its Subsidiaries of any information that the PBGC has an intention to terminate any Plan or to have a trustee appointed to administer a Plan, deliver copies of each such notice to Lender.

(b) Cause to be delivered to Lender each of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written descriptions thereof that are currently being distributed to employees or former employees of Borrower or any of its Subsidiaries at the time of the request; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three Plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any of its Subsidiaries or any of their ERISA Affiliates to each such Plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any of its Subsidiaries or any of their ERISA Affiliates regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or any of its Subsidiaries under any Plan providing for retiree health benefits.

18

(c) Liens securing the liabilities of any Borrower Party subordinated to the Loan pursuant to the Subordination Agreements.

ARTICLE VII.
 NEGATIVE COVENANTS

Borrower further covenants that so long as Lender remains committed to make the Loan to Borrower pursuant hereto, or any liabilities (whether liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations (other than contingent indemnity obligations) of Borrower subject hereto, Borrower will not, and as applicable shall ensure that each other Borrower Party shall not, without Lender’s prior written consent:

Section 7.01 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, direct or contingent, liquidated or unliquidated, joint or several, except:

(a) the liabilities of Borrower to Lender;

(b) trade indebtedness incurred in the ordinary course of business;

(c) the liabilities of any Borrower Party subordinated to the Loan pursuant to the Subordination Agreements;

(d) unsecured indebtedness to employees for payroll, expense reimbursements or similar obligations incurred in the ordinary course of business;

(e) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) indebtedness secured by Liens permitted under Sections 7.04(a), (c) and (f) hereof; and

(g) indebtedness provided by a Borrower Party or any Subsidiary to any Subsidiaries.

Section 7.02 Merger, Consolidation, Transfer of Assets. To the extent such transaction does not constitute a Change in Control Transaction, merge into or consolidate with any other entity; make any substantial change in the nature of its business as conducted as of the Effective Date; acquire all or substantially all of the assets of any other entity; sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets except in the ordinary course of its business; nor sell or transfer more than 50% of its voting securities to an unaffiliated third party.

Section 7.03 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of any Borrower Party as security for, any liabilities or obligations of any other Person, except (a) such obligations in existence as of, and disclosed to Lender prior to, the Effective Date, (b) guaranties of real property leases, equipment leases or similar interests held by any of Borrower’s affiliates, or (c) to the extent such liability constitutes indebtedness permitted under Sections 7.01(a) through (h) hereof.

19

Section 7.04 Liens. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of its assets now owned or hereafter acquired, except for the following (such Liens “Permitted Liens”):

(a) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which such Borrower Party maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Code, and the Treasury Regulations adopted thereunder;

(b) purchase money Liens (i) on equipment acquired or held by such Borrower Party incurred for financing the acquisition of the equipment securing no more than $50,000 in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(c) Liens of carriers, warehousemen, suppliers, mechanics, contractors or other persons that are possessory in nature arising in the ordinary course of business;

(d) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.01; and

(e) Liens securing the liabilities of any Borrower Party subordinated to the Loan pursuant to the Subordination Agreements.

Section 7.05 Restricted Payments. (a) Declare or pay or make any form of dividend or distribution other than dividends or distributions to equity holders (such term to include, without limitation, all members of Borrower) to meet their (or their respective equity holders) tax obligations on income realized by such holders (or their respective equity holders) attributable solely to such holders’ investment in Borrower in a timely manner; (b) make any payments of any indebtedness subordinated to the Obligations due to Lender or otherwise redeem, repurchase or retire any instrument evidencing such amount, or reduce or terminate any commitment in respect of such indebtedness, in each case except pursuant to the provisions of an intercreditor agreement acceptable to Lender; or (c) redeem, repurchase, or retire any capital stock or other equity, in each case for cash.

Section 7.06 Intercompany and Related-Party Transactions. Consummate any transaction with any other Borrower Party or any of such Borrower Party’s affiliates, Subsidiaries, officers, directors, shareholders, or other related Persons except for arm’s-length transactions or transactions that are in the ordinary course of business.

Section 7.07 Bank Accounts. Subject to the additional restrictions provided herein, open a bank account that is not subject to an agreement in favor of Lender securing Lender’s security interest in such account.

Section 7.08 Limitations on Investments. Other than as set forth in Section 2.02, purchase, own, invest in, or otherwise acquire, directly or indirectly, any equity securities, any interests in any partnership or joint venture (including the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or entity, or any other investment or interest whatsoever in any other person or entity, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person or entity other than: (a) the extension of trade credit in the ordinary course of business and consistent with past practices; and (b) deposits with banks or other financial institutions.

20

Section 7.09 No Transactions Prohibited by ERISA; Unfunded Liability. Directly or indirectly

(a) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b) permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code) whether or not waived;

(c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(d) terminate any Plan where such event would result in any liability of Borrower, any Subsidiary of Borrower, or any of their ERISA Affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e) fail to make any required contribution or payment to any Multiemployer Plan;

(f) fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g) amend a Plan resulting in an increase in current liability for the Plan year such that Borrower, any Subsidiary of Borrower, or any of their ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

(h) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

any of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII.
 EVENTS OF DEFAULT

Section 8.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay within five (5) business days of when due any principal, interest, fees or other amounts payable under the Note any Loan Document.

(b) Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower or any other Loan Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made and is incapable of cure or, if capable of cure, is not cured within ten (10) business days after Borrower’s receipt of a notice of default with respect to the same.

21

(c) Borrower shall fail to comply with any material term, covenant or condition contained in this Agreement or any of the other Loan Documents that is incapable of cure or, if capable of cure, is not cured within 10 days after Borrower’s receipt of a notice of default with respect to the same.

(d) Any default by Borrower or any Loan Party in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (excluding any of the Loan Documents, which are provided for separately herein) pursuant to which Borrower or any other Loan Party has incurred any debt or other liability to Lender that is incapable of cure or, if capable of cure, is not cured within 10 days after Borrower’s receipt of a notice of default with respect to the same.

(e) Any default by Borrower or any Loan Party in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument pursuant to which Borrower or any other Loan Party has incurred any debt or other liability to any Person, whether such debt or other liability shall be for borrowed money, the purchase or lease of property or the guaranty of any present or future indebtedness for borrowed money or the purchase or lease of property, on its part to be paid and the effect of such default is to cause, or to permit such Person to cause, such debt or other liability to become due prior to any stated maturity.

(f) The (i) filing of a notice of judgment Lien against Borrower or any other Loan Party; or the recording of any abstract of judgment against Borrower or any other Loan Party in any county in which Borrower or such Loan Party has an interest in real property; or (ii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other Loan Party; or (iii) the entry of a judgment against Borrower or any other Loan Party in an aggregate amount in excess of $50,000 that is not covered by insurance; provided, however, that such judgments, Liens, levies, writs, executions and other process involve debts of or claims against Borrower or such Loan Party that, within twenty (20) business days after the creation thereof, or at least ten (10) business days prior to the date on which any assets could be lawfully sold in satisfaction thereof, are not satisfied are stayed pending appeal or insured against in a manner reasonably satisfactory to Lender.

(g) Borrower or any other Loan Party shall no longer be Solvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other Loan Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under any law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to any applicable law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other Loan Party and is not dismissed within sixty (60) days of the filing thereof, or Borrower or any such Loan Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other Loan Party shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other Loan Party by any court of competent jurisdiction under any applicable law relating to bankruptcy, reorganization or other relief for debtors.

(h) [Intentionally Deleted].

22

(i) A change of management of Borrower such that its management is cumulatively and materially different than as of the Closing Date, without the consent of Lender, which shall not be unreasonably withheld provided the Borrower presents to Lender prior to such change its business plan and rationale for such change.

Events or circumstances, individually or in the aggregate, that shall have or shall reasonably be expected to have a Material Adverse Effect on the Borrower.

(k) The dissolution or liquidation of Borrower or any other Loan Party or any of their directors, managers, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower or such Loan Party.

(l) The actual or attempted revocation or termination of, or limitation or denial of liability under this Agreement or any other Loan Document by any Loan Party hereunder or any other Loan Document.

ARTICLE IX.
 REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

Section 9.01 Rights in Event of Default.

(a) Rights and Remedies. Lender shall have the following rights, privileges, powers and remedies whenever any Event of Default shall occur subject in all instances to the approval of Lender:

(i) the entire outstanding Loan Amount and all accrued and unpaid interest (A) may, at the option of Lender, be declared to be immediately due and payable without demand or additional notice of any kind to Borrower or any other person; and (B) shall, if the relevant Event of Default arises from the insolvency of Borrower, become due and payable immediately and without demand or notice of any kind to Borrower or any other person;

(ii) from and after the date of the occurrence of any Event of Default and continuing until such Event of Default is fully cured or until the Note is paid in full, Borrower shall, and promises to, in addition to the ordinary interest due under the Note, pay interest (the “Default Interest”) on the then-outstanding Loan Amount at a rate equal to 2% per annum or, if less, the maximum rate permitted under applicable law, accruing daily based on a year of 365 days; and Borrower agrees that such Default Interest which has accrued shall be paid at the time of and as a condition precedent to the curing of such Event of Default; and

(iii) Lender shall have, in addition to the rights, privileges, powers and remedies set forth herein, any and all rights, powers, privileges, options and remedies available at law or in equity and as provided in any of the other Loan Documents, including the right to resort to any or all security for the Loan and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.

(b) Costs of Collection; Attorneys’ Fees. Upon the occurrence of an Event of Default, Borrower shall, and expressly agrees to, pay all costs of collection and enforcement of every kind, including without limitation, all reasonable and documented attorneys’ fees, court costs whether or not ordinarily recoverable or taxable. The occurrence of an Event of Default shall constitute a default under this Agreement, the Note, the Deposit Account Control Agreement, and each of the other Loan Documents.

23

(c) Cumulative Remedies; No Waiver. The rights, powers, privileges, options and remedies of Lender as provided in this Agreement shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur. No delay or discontinuance in the exercise of any right, power, privilege, option or remedy hereunder shall be deemed a waiver of such right, power, privilege, option or remedy, nor shall the exercise of any right, power, privilege, option or remedy be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. Acceleration of indebtedness due hereunder, once claimed hereunder by Lender, may, at Lender’s option, be rescinded by written acknowledgment to that effect, but the tender and acceptance of partial payment or partial performance alone shall not, by itself, in any way affect or rescind such acceleration. Lender shall not by any acts of omission or commission be deemed to waive any rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

(d) Borrower Waiver of Presentment, Demand, Notices. Borrower waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of the Note or Loan, notice of intent to accelerate, notice of acceleration of maturity, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Loan, except as otherwise provided herein, and agrees that its liability hereunder shall be without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal or waiver granted or consented to by Lender, and Borrower consents to any and all extensions of time, renewals or waivers that may be granted by Lender with respect to the payment or other provisions of the Note or the Loan, and to the release of any collateral given to secure the payment hereof, or any part thereof, with or without substitution, and agrees that additional Borrowers or the guarantors may become parties hereto without notice to any of them or affecting any of their liability hereunder.

Section 9.02 Obtaining the Collateral Upon Default. Borrower agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, Lender, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may:

(a) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Borrower or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon Borrower’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of Borrower;

(b) instruct the obligor or obligors on any agreement, instrument or other obligation constituting the Collateral to render any performance required by the terms of such instrument or agreement directly to Lender;

(c) sell, assign or otherwise liquidate, or direct Borrower to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation; and

24

(d) take possession of the Collateral or any part thereof, by directing Borrower in writing to deliver the same to Lender at any place or places designated by Lender, at Borrower’s expense;

it being understood that Borrower’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, Lender shall be entitled to a decree requiring specific performance by Borrower of said obligation.

Section 9.03 Disposition of the Collateral. Any Collateral repossessed by Lender under or pursuant to Section 9.02, and any other Collateral whether or not so repossessed by Lender, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as Lender may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by Lender or after any overhaul or repair that Lender shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than 10 days’ prior written notice to Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of Borrower or any nominee of Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days’ prior written notice to Borrower specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at Lender’s option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the region in which the sale will take place. To the extent permitted by any such requirement of law, Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 9.03 without accountability to Borrower (except to the extent of surplus money received as provided in Section 9.05). If, under mandatory requirements of applicable law, Lender shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to Borrower as hereinabove specified, Lender need give Borrower only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

Section 9.04 Waiver of Claims. Except as otherwise provided in this Agreement, BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH SECURED PARTY’S TAKING POSSESSION OR LENDER’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and Borrower hereby further waives, to the extent permitted by law:

(a) all damages occasioned by such taking of possession except any damages which are the direct result of Lender’s gross negligence, bad faith or willful misconduct;

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Lender’s rights hereunder; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and Borrower, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

25

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Borrower therein and thereto, and shall be a perpetual bar both at law and in equity against Borrower and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under Borrower.

Section 9.05 Application of Proceeds. The proceeds of any Collateral obtained pursuant to Section 9.02 or disposed of pursuant to Section 9.03 shall be applied as follows:

(a) first, to the payment of any and all expenses and fees (including reasonable and documented attorneys’ fees) incurred by Lender in obtaining, taking possession of, removing, insuring, repairing, storing and disposing of Collateral and any and all amounts incurred by Lender in connection therewith; and

(b) thereafter, any surplus then remaining to the payment of the Obligations in the following order of priority:

(i) all late charges and penalties due under the Loan;

(ii) all interest accrued and unpaid on the Loan;

(iii) the principal amount owing on the Loan; and

(iv) all other Obligations then owing;

(c) if this Agreement is then terminated and no other Obligation is outstanding, any surplus then remaining shall be paid to Borrower, subject, however, to the rights of the holder of any then-existing Lien of which Lender has actual notice (without investigation); provided, that Lender shall give written notice to Borrower of such third-party Lien;

it being understood that Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (a) and (b) of this Section 9.05 with respect to Borrower.

Section 9.06 Remedies Cumulative. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

Section 9.07 Discontinuance of Proceedings. In the case that Lender shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then and in every such case Borrower, Lender and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of Lender shall continue as if no such proceeding had been instituted.

26

ARTICLE X.
 MISCELLANEOUS

Section 10.01 No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 10.02 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the fifth (5th) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile or email or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a nationally-recognized private courier (e.g., FedEx, UPS, DHL, etc.) for overnight delivery, addressed to the party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 10.02.

Section 10.03 Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Lender within thirty (30) days of Lender’s delivery of an invoice therefor the full amount of all reasonable and documented out-of-pocket payments, advances, charges, costs and expenses, including reasonable and documented attorneys’ fees incurred by Lender in connection with (a) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents; and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower or any other Loan Party.

Section 10.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Lender’s prior written consent. A merger or other transaction described in Section 7.02 shall be deemed an assignment by Borrower for the purpose of their Agreement. Lender reserves the right to sell, assign, or transfer all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents; provided further that nothing in this Section 10.04 shall prohibit Lender from granting participations in the Loan. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower or its business, any other Loan Party or the business of such Loan Party.

Section 10.05 Entire Agreement; Amendment. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to the Loan and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

Section 10.06 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and, subject to Section 10.11, no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

27

Section 10.07 Time of the Essence. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 10.08 Usury Savings Clause; Severability.

(a) Borrower and Lender intend to contract in compliance with all applicable usury laws governing the Loan made hereunder. Borrower and Lender agree that none of the terms of this Agreement or the Note shall be construed as a contract for, or requirement to pay interest at a rate in excess of, the maximum interest rate allowed by any applicable usury laws. If Lender receives sums which constitute interest that would otherwise increase the effective interest rate on the Loan to a rate in excess of that permitted by any applicable law, then all such sums constituting interest in excess of the maximum lawful rate shall at Lender’s option either be credited to the payment of principal or returned to Borrower. The provisions of this paragraph control the other provisions of this Agreement, the Note and any other agreement between Borrower and Lender.

(b) In addition, and without duplication, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 10.10 Choice of Law; Consent to Jurisdiction. This Agreement and the other Loan Documents shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Borrower hereby irrevocably submits to the jurisdiction of any United States Federal or State court sitting in or serving San Antonio, Texas in any action or proceeding arising out of or relating to the Loan Documents and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Borrower hereby irrevocably waives, to the extent permitted by applicable law, any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdictions in respect of the Loan Documents. Nothing herein shall affect the right of Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

Section 10.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Lender, Lender’s affiliates, and their respective directors, partners, officers, members, equity holders, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Lender under any of the Loan Documents or the transactions contemplated thereby; (b) any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided, that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees’ or agents’ gross negligence, bad faith or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this section; provided, that the Indemnitees as a group shall retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, an actual conflict of interest on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this section shall be and hereby is covered and secured by the Loan Documents and shall survive the expiration or termination of this Agreement and the repayment of the Loan and the payment and performance of all other obligations owed to Lender.

28

Section 10.12 Further Assurances. Borrower shall, at its expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

Section 10.13 Conflicting Provisions. The provisions of this Agreement are not intended to supersede the provisions of the other Loan Documents but shall be construed as supplemental thereto. However, in the event of any actual irreconcilable conflict between the provisions hereof and any provisions of the other Loan Documents, it is intended that the provisions of this Agreement shall control; provided, that the inclusion of provisions in such other Loan Documents which are not addressed in this Agreement shall not be deemed a conflict with this Agreement. The foregoing shall apply with respect to all Loan Documents, whether executed and delivered by Borrower or by any third party.

Section 10.14 Termination; Release. After the termination of the Note, and any other Loan Documents (other than this Agreement), and when all Obligations (other than contingent indemnity and reimbursement obligations) have been paid in full, this Agreement shall terminate, and Lender, at the request and expense of Borrower, will execute and deliver to Borrower the proper instruments (including UCC termination statements) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to Borrower (without recourse and without any representation or warranty) such of the Collateral as may be in possession of Lender and has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

Section 10.15 Confidentiality. Neither party shall publicly disclose Borrower and Lender’s relationship, including on websites such as Crunchbase, or use each other’s trade name and/or logo in promotional material, including on such party’s website. At Borrower’s discretion and with Borrower’s prior consent, Borrower may be contacted by Lender’s potential clients as a reference. Notwithstanding the above, Borrower may comply with its reporting obligations under applicable SEC rules and regulations and listing requirements.

[Signature Page Follows]

29

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the day and year first written above.

Borrower:	iCoreConnect, Inc.

By:
Name: Robert McDermott
Title: President & CEO

Address and Email for Notices:

529 E. Crown Point Road
Ocoee, FL 34761
rmcdermott@icoreconnect.com

Lender:	Element SaaS Finance (USA), LLC,
a Delaware limited liability company

By:
Name: Ed Byrne
Title: Manager iCoreConnect, Inc.

Address and Email for Notices:

122 E. Houston Street, Suite 105
San Antonio, Texas 78205
Email: ed@scaleworks.com

EXHIBIT A

SECURED PROMISSORY NOTE

[Attached]

EXHIBIT B

SPECIAL PROVISIONS

SPECIAL PROVISIONS CONCERNING TRADEMARKS

Additional Representations and Warranties. Borrower represents and warrants that it, Borrower, is the true and lawful exclusive owner of the trademarks listed on Exhibit B-1 registered in the United States Patent and Trademark Office and all foreign trademark registries that Borrower now owns or uses in connection with its business (the “Marks”). The Marks include all the trademarks and applications for trademarks within the Collateral registered in the United States Patent and Trademark Office. Borrower further warrants that it is aware of no third party claim that any aspect of Borrower’s present business operations infringes any trademark.

Future Registered Trademarks. If any trademark registration issues hereafter to Borrower as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 30 days of receipt of such certificate Borrower shall deliver a copy of such certificate, and a grant of security in such trademark, to Lender, confirming the grant thereof hereunder, the form of such confirmatory grant to be substantially the same as the form hereof, and such trademarks shall be “Marks” hereunder.

Remedies. If an Event of Default (as such term is defined in each of this Agreement and the Note) shall occur and be continuing, Lender may, by written notice to Borrower, take any or all of the following actions: (a) declare the entire right, title and interest of Borrower in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in Lender, in which case Borrower agrees to, upon written demand from Lender, execute an assignment in form and substance satisfactory to Lender of all its rights, title and interest in and to the Marks to Lender; (b) take and use or sell the Marks and the goodwill of Borrower’s business symbolized by the Marks and the right to carry on the business and use the assets of Borrower in connection with which the Marks have been used; and (c) direct Borrower to refrain, in which event Borrower shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and, if requested by Lender, change Borrower’s corporate name to eliminate therefrom any use of any Mark and execute such other and further documents that Lender may request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office or applicable foreign trademark registry to Lender.

SPECIAL PROVISIONS CONCERNINGPATENTS

Additional Representations and Warranties. Borrower represents and warrants that it is the true and lawful exclusive owner of all rights in the following patents [None] (the “Patents”), that the Patents constitute all the U.S. and foreign patents and applications for U.S. and foreign patents that Borrower now owns and uses in connection with its business. Borrower represents and warrants that it owns all the Patents. Borrower further warrants that it is aware of no third party claim that any aspect of Borrower’s present business operations infringes any patent.

Other Patents. Within 30 days of acquisition of a U.S. patent, or of filing of an application for a U.S. patent, Borrower shall deliver to Lender a copy of said patent, with a grant of security as to such patent confirming the grant thereof hereunder, the form of such confirmatory grant to be substantially the same as the form hereof, and such patents shall be “Patents” hereunder.

Remedies. If an Event of Default (as such term is defined in each of this Agreement and the Note) shall occur and be continuing, Lender may, by written notice to Borrower, take any or all of the following actions: (a) declare the entire right, title and interest of Borrower in each of the Patents vested, in which event such right, title and interest shall immediately vest in Lender, in which case Borrower agrees to, upon written demand from Lender, execute an assignment in form and substance satisfactory to Lender of all its right, title and interest to the Patents to Lender; (b) take and practice or sell the Patents; and (c) direct Borrower to refrain, in which event Borrower shall refrain, from practicing the Patents directly or indirectly, and Borrower shall execute such other and further documents as Lender may request further to confirm this and to transfer ownership of the Patents to Lender.

* * * * *

EXHIBIT B-1

MARKS

iCore Exchange

EXHIBIT C

 [Intentionally omitted]

EXHIBIT D

DEPOSIT ACCOUNT CONTROL AGREEMENT

[Attached]

EXHIBIT D-1

SIDE LETTER

[Attached]

EXHIBIT E

PAYOFF LETTER

[Attached]

EXHIBIT F

SUBORDINATION AGREEMENT

[Attached]

EXHIBIT F-1

SUBORDINATED LENDERS

Lender	Address	City	State	Zip	Attention	Email
FirstFire Global Opportunities Fund, LLC	1040 First Avenue, Suite 190	New York	New York	10022	Eli Fireman
GS Capital Partners, LLC	30 Washington Street, Suite 5L	Brooklyn	New York	11201	Gabe Sayegh
Jefferson Street Capital LLC	720 Monroe Street, C401B	Hoboken	New Jersey	07090	Brian Goldberg
LGH Investments, LLC	6170 Tiki Ct	San Diego	California	92130	Lucas Hoppel
Lucas Ventures, LLC	6170 Tiki Ct	San Diego	California	92130	Lucas Hoppel
Tysadco Partners, LLC	210 West 77 Street, Suite 7W	New York	New York	10024	Howard Davner
Robert McDermott	8045 Whitford Ct	Windermere	Florida	34786

SCHEDULE 4.10

PERMITTED BANK ACCOUNTS

PNC Bank Account to be formed pursuant to Side Agreement.

* * * * *

EXHIBIT G

OFFICER’S CERTIFICATE

EXHIBIT H

SUBSEQUENT ADVANCE CERTIFICATE

SECURED PROMISSORY NOTE

February 28, 2022 San Antonio, Texas

For Value Received iCoreConnect, Inc., a Nevada corporation (“Borrower”), hereby promises to pay Element SaaS Finance (USA), LLC, a Delaware limited liability company, or its assigns (“Lender”), at 122 E. Houston Street, Suite 105, San Antonio, Texas 78205, or at such other place designated in writing by Lender, the Loan Amount set forth in the attached Loan Schedule (the “Loan Schedule”) pursuant to the terms of this Secured Promissory Note (this “Note”). This Note is being issued pursuant to, and in connection with, a Loan and Security Agreement, dated as of the date hereof, by and between Borrower and Lender (the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

1. Payment; Interest.

(a) Interest. Interest shall accrue on the outstanding Loan Amount at the interest rate provided in the Loan Schedule.

(b) Payment Amounts. Amortized monthly payments of principal and interest are required as provided on the Loan Schedule. Commencing on April 1, 2022, and on the 1st day of each calendar month thereafter and prior to the Maturity Date, Borrower shall pay to Lender the appropriate Payment Amount set forth in the Loan Schedule.

(c) Maturity Date. All amounts payable under this Note shall be paid no later than Maturity Date set forth in the Loan Schedule.

(d) Prepayment Fee. Notwithstanding any other provision of this Note to the contrary, Borrower may prepay all or any part of the principal then outstanding at any time, without penalty or premium, provided that if such prepayment is made prior to the 3rd Anniversary of the date of this Note such payment is accompanied by payment of the Prepayment Fee (as defined in the Loan Agreement) and all accrued and unpaid interest on the principal of this Note. Maturity of this Note due to a Change in Control Transaction constitutes prepayment under Section 2.07 of the Loan Agreement.

2. Security Interest. This Note is secured by a security interest in certain of Borrower’s assets pursuant to the Loan Agreement.

3. Default.

(a) Events of Default. It is hereby expressly agreed by Borrower that time is of the essence hereof and that each of the following occurrences (an “Event of Default”) shall constitute a default under this Note:

(i) the failure of Borrower to pay any amounts due under this Note at the times such amounts become due or within five days thereafter pursuant to Section 1 hereof, or any other breach of the terms of this Note by Borrower; or

(ii) the occurrence of any other Event of Default as defined in this Note, the Loan Agreement or any of the other Loan Documents.

Element - Note - iCoreConnect (02092022)

4. Miscellaneous.

(a) Form of Payment. All payments due hereunder shall be made in lawful currency of the United States of America.

(b) Governing Law. This Note, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws.

(c) Captions. The section and subsection headings in this Note are included for purposes of convenience and reference only and shall not affect in any way the meaning or interpretation of this Note.

(d) Severability. If any provision of this Note is construed by a court of competent jurisdiction to be invalid, illegal or unenforceable, then the remaining provisions of this Note shall not be affected thereby and shall be enforceable without respect to such invalid, illegal or unenforceable provision.

(e) Other Miscellaneous Provisions. The provisions included in Article X of the Loan Agreement are hereby incorporated by reference and shall apply to this Note as if set forth herein in full.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Borrower and Lender have caused this Secured Promissory Note to be executed as of the day and year first written above.

Borrower:	iCoreConnect, Inc., a Nevada corporation

	By:	/s/ Robert McDermott
Name: Robert McDermott
Title: Chief Executive Officer

Lender:	Element SaaS Finance (USA), LLC, a Delaware limited liability company

	By:	/s/ Ed Byrne
Name: Ed Byrne
Title: Manager

Loan Schedule

iCoreConnect, Inc.

This Schedule forms an integral part of the Loan Agreement and Note between Lender and Borrower.

Preamble. Loan Amount. The loan amount of $2,000,000 will be advanced on the date of the Note (the "Initial Advance"). If Lender, in its sole and absolute discretion, agrees to increase the available Loan amount any subsequent Loan shall be made by Lender to Borrower upon the satisfaction (or waiver by Lender) of the Subsequent Advance Conditions (the "Subsequent Advance(s)"). For the avoidance of doubt, Borrower is not permitted to redraw amounts that have been prepaid on the Note.

Section 1(a) – Interest. Interest shall accrue on the outstanding Loan Amount at a rate of 17.5% per annum.

Section 1(b) – Payment Amounts:

Borrower shall make payments of the outstanding Loan Amount and accrued and unpaid interest as follows:

•         With respect to the Initial Advance, for the first 6 full months following such advance, and with respect to any Subsequent Advances, for the first 6 full months following each such advance (each such period an "Interest-Only Period"), monthly interest-only payments;

•         Following the applicable Interest-Only Period, monthly payments of the outstanding Loan Amount and accrued interest based on a 42 month amortization schedule, as calculated by Lender; and

•         On the Maturity Date, the entire outstanding Loan Amount and all accrued interest shall be due and payable, as calculated by Lender.

Section 1(c) – Maturity Date: The final Maturity Date shall be the 4th anniversary of the date of this Note, with regard to the Initial Advance, and the 4th anniversary of each Subsequent Advance, with regard to such Subsequent Advance.

* * * * *

iCoreConnect Inc.

529 E. Crown Point Road

Ocoee, FL 34761

February 28, 2022

Attn: Archit Shah, Chief Financial Officer

RE: Loan

This letter serves as confirmation that Monday, February 28, 2022, iCoreConnect Inc. will pay the full and outstanding loan balance in favor of Robert McDermott in the amount of $483,149.72 plus accrued and unpaid interest in the amount of $14,159.66 for a total amount of $497,309.38 (the "Payoff Amount"). This represents the full and final settlement of amounts due related to this note.

Wire (or ACH) instructions have been previously provided to iCoreConnect.  I understand the Company is receiving a loan from Element SaaS Finance (USA), LLC, and will be using a portion of those loan proceeds to pay the Payoff Amount. I hereby authorize Element to wire the Payoff Amount directly to iCoreConnect., which will then pay me directly.

Upon receipt of the Payoff Amount by iCoreConnect in immediately available funds, all indebtedness and obligations of iCoreConnect. to me under or in respect to the note or any other agreement, (i) shall be deemed to be paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to iCoreConnect shall be terminated; (iii) all security interests, mortgages, liens and encumbrances that iCoreConnect or any of its subsidiaries or affiliates has granted to me as collateral shall be automatically and permanently released, and (iv) my note and any other loan documents and the obligations of iCoreConnect will automatically terminate.

Please contact me with any questions or further information regarding your account and with the details of the wire transfer.

Sincerely,

Robert P. McDermott